EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333- 172170) of Kinder Morgan, Inc. of our report dated June 26, 2023, relating to our audit of the financial statements and supplementary information of Kinder Morgan Savings Plan, which appears in this Annual Report on Form 11-K for the year ended December 31, 2022.

/s/ McConnell & Jones LLP

Houston, Texas
June 26, 2023